Exhibit 23.1


     Consent Of Grant Thornton LLP, Independent Certified Public Accountants
     -----------------------------------------------------------------------


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-57280) pertaining to the 1991 Director Stock Plan, Director Option Plan, and Advisor Board Stock Program of Power Spectra, Inc., and in the Registration Statement (Form S-8 No. 33-30855) pertaining to the Power Spectra, Inc., 1986 Incentive Stock Option Plan, of our report dated February 21, 1997 (except for Note 10 as to which the date is April 10, 1997) with respect to the financial statements of Power Spectra, Inc. included in the Annual Report (10-K) for the year ended December 31, 1996.


GRANT THORNTON LLP




San Jose, California
April 14, 1997